Exhibit 3.1

CONSENT OF SIMPSON THACHER & BARTLETT LLP

To Telesp Celular Participações S.A.:

      We hereby consent to the reference to our firm under the caption “Certain United States Federal Income Tax Consequences” in the Offer to Convert filed as an exhibit to the Schedule TO of Telesp Celular Participações S.A. (“TCP”) with respect to the conversion of preferred shares of TCP into common shares of TCP, or in any amendment thereto.

/s/ Simpson Thacher & Bartlett LLP

New York, New York

November 20, 2003